NEWS RELEASE

Contact:
Jeffrey Freedman, Investor Relations
investorrelations@ecostim-es.com
281-531-7200

EcoStim Energy Solutions Reports First Quarter 2017 Results

HOUSTON, TEXAS & NEUQUEN CITY, ARGENTINA – May 4, 2017 - Eco-Stim Energy Solutions, Inc. (NASDAQ: ESES) (“EcoStim” or the “Company”) announced its financial and operating results for the quarter ended March 31, 2017.

RECENT DEVELOPMENTS & FIRST QUARTER 2017 HIGHLIGHTS

●	Company awarded two-year contract with largest operator in Argentina, creating largest backlog in EcoStim history.

●	Revenues in April 2017 reached highest level in Company history

●	Company preparing for near-term operational start-up under its contract in Oklahoma

●	Upgrade process underway to bring total pumping capacity to over 100,000 HHP

●	Objective to achieve debt free balance sheet at next shareholder meeting

●	Strong operational track record continues

J. Chris Boswell, President and Chief Executive Officer stated, “Recent announcements and business activity are beginning to reflect the improving market conditions in Argentina. The most significant event is the recently awarded two-year contract that should drive higher utilization. For example, during the month of April 2017, the Company conducted work under the recently signed contract and generated record revenue levels and its highest historic level of utilization. More importantly, this contract, and the work to be performed in Oklahoma beginning in the next month, should allow the Company to achieve positive cash flow near term and offer additional opportunities for expansion. I want to congratulate our entire team on this major success which was largely based on our performance over the past year where we demonstrated our dedication to service, reliability and operating efficiency.

Boswell continued, “In addition to building upon our presence in Argentina, we are now very focused on the start of our operation in Oklahoma later this month. We are excited about our strategic position in two growing markets. With the planned elimination of our debt and a strong financial partner, we feel the Company will have several opportunities to further grow the business.”

Boswell also stated that, “Although the oil industry has been severely challenged during this past two-year downturn, we have increased our total horsepower capacity from 10,000 HHP at the beginning of 2015 to approximately 100,000 HHP as we head into the second quarter of 2017. The investments in assets made during the downturn are expected to now go to work under long-term contracts thus improving utilization and increasing profitability.”

Quarter Financial Results

For the first quarter of 2017, EcoStim reported a net loss of $5.0 million, or a loss of $0.34 per basic and diluted share as compared to a net loss of $4.6 million, or a loss of $0.32 per basic and diluted share, reported in the fourth quarter of 2016. The net loss for the first quarter of 2016 was $4.9 million, or a loss of $0.36 per basic and diluted share. Net loss for the first quarter of 2017 includes approximately $1.8 million of non-cash expenses consisting of depreciation, debt amortization and stock compensation. During the quarter, the Company incurred start-up related costs associated with its pending operation in Oklahoma and certain third party charges and rental costs associated with our tight gas trial wells which were conducted in March ahead of the contract award. The rental costs are expected to be reduced in the future after purchasing the needed equipment to support the two-year contract. The pre-operating costs being incurred will negatively impact margins until the operation in Oklahoma is generating revenue. The net losses experienced recently reflect the industry conditions, the low level of utilization and the early stage of the Company’s development.

G&A Expense

Selling, general and administrative (“G&A”) expense in the first quarter of 2017 was approximately $1.4 million compared to $1.3 million for the prior quarter and $1.6 million for the first quarter of 2016. The G&A expense is primarily related to the sales and administrative offices in Buenos Aires and Neuquén and the cost associated with being a public company, including our headquarters in Houston and our district office in Oklahoma.

R&D Expense

Research and development (“R&D”) expense in the first quarter of 2017 was $0.09 million compared to $0.08 million for the prior quarter and $0.17 million for the first quarter of 2016. R&D expense for Q1 2017 was primarily related to expenditures for research and development efforts around the use of fiber optic diagnostic tools and turbine-powered well stimulation equipment.

Cash and Total Liquidity

On March 31, 2017, EcoStim had cash and cash equivalents of approximately $11.2 million, compared to $1.7 million at December 31, 2016 and $10.3 million on March 31, 2016.

Capital Expenditures

Total capital expenditures during the first quarter of 2017 were approximately $3.7 million compared to $0.6 million in the fourth quarter of 2016 and $1.1 million in the first quarter of 2016. Capital expenditures during the quarter were primarily related to additional pressure pumping equipment for the Company’s operational start-up in Oklahoma and in preparation for the recently awarded contract in Argentina.

Forward Guidance

The Company has a limited operating history and 2016 was the second year of operations. We now have contracts in place in Argentina and in Oklahoma and, therefore, we believe that our ability to project our future revenues, cash flows and profitability has improved. However, until the Company has gained more experience operating under these contracts, we intend to limit guidance.

Conference Call

The Company will host a conference call at 10:00 AM EST, 9:00 AM CST on Friday May 5th, 2017. To participate in the call please dial 877-900-9524 from the United States and Canada, and 412-902-0029 internationally. Participants should dial in five to ten minutes before the scheduled time and must be on a touchtone telephone to ask questions. A replay of the call will be available through May 31, 2017, by dialing 877-660-6853 from the U.S and Canada, and 201-612-7415 internationally. The replay passcode is 13597819.

About the Company

Eco-Stim Energy Solutions is an environmentally focused oilfield service and technology Company providing well stimulation and completion services and proprietary field management technologies to oil and gas producers. EcoStim’s proprietary methodology and technology offers the potential in high cost regions to decrease the number of stages stimulated in shale plays through a unique process that predicts high probability production zones while confirming those production zones using the latest generation down-hole diagnostic tools. In addition, EcoStim offers its clients completion techniques that can dramatically reduce horsepower requirements, emissions and surface footprint. EcoStim seeks to deliver well completion services with better technology, better ecology and significantly improved economics for unconventional oil and gas producers worldwide.

Forward-Looking Statements:

Certain statements and information in this press release concerning results for the fiscal period ended March 31, 2017 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” “offer to” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company is preparing for, plans, expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Statements

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$11,151,387	$1,731,364
Accounts receivable	2,720,830	2,865,707
Inventory	2,123,477	2,047,163
Prepaids	3,068,063	1,918,875
Other assets	42,710	31,664
Total current assets	19,106,467	8,594,773

Property, plant and equipment, net	40,583,977	38,382,391
Other non-current assets	488,633	325,756
Total assets	$60,179,077	$47,302,920

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,320,398	$2,453,551
Accrued expenses	3,365,128	4,503,180
Short-term notes payable	170,167	200,000
Current portion of capital lease payable	817,111	789,166
Total current liabilities	7,672,804	9,745,897

Non-current liabilities:
Long-term notes payable	40,802,640	21,737,404
Long-term capital lease payable	569,169	766,687
Total non-current liabilities	41,371,809	22,504,091

Stockholders’ equity
Common stock	15,049	14,485
Additional paid-in capital	60,666,498	59,556,505
Treasury stock	(57,469)	(57,469)
Accumulated deficit	(49,489,614)	(44,460,589)
Total stockholders’ equity	11,134,464	15,052,932

Total liabilities and stockholders’ equity	$60,179,077	$47,302,920

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2017	2016
Revenues	$2,562,657	$1,833,905

Operating cost and expenses:
Cost of services	3,854,886	2,236,127
Selling, general, and administrative	1,442,404	1,573,264
Research and development	87,154	168,456
Depreciation and amortization expense	1,341,792	904,230
Total operating costs and expenses	6,726,237	4,882,077

Operating loss	(4,163,579)	(3,048,172)

Other income (expense):
Interest expense	(1,590,458)	(1,194,711)
Other income (expense)	91,752	(549,168)
Total other expense	(1,498,706)	(1,743,879)

Benefit (provision) for income taxes	633,260	(72,236)

Net loss	$(5,029,025)	$(4,864,287)

Basic and diluted loss per share	$(0.34)	$(0.36)

Weighted average number of common shares outstanding-basic and diluted	14,827,416	13,579,094

ECO-STIM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended March 31,
	2017	2016
Operating Activities
Net loss	$(5,029,025)	$(4,864,287)
Depreciation and amortization	1,341,792	904,230
Amortization of debt discount and loan origination cost	319,541	63,886
Stock based compensation	128,172	220,156

Changes in operating assets and liabilities:
Accounts receivable	144,877	4,333,894
Inventory	(76,314)	(171,926)
Prepaids and other assets	(1,039,737)	602,503
Accounts payable and accrued expenses	(551,546)	639,130
Net cash provided by (used in) operating activities	(4,762,240)	1,727,586

Investing Activities
Purchase of equipment	(3,652,475)	(1,141,018)
Net cash used in investing activities	(3,652,475)	(1,141,018)

Financing Activities
Proceeds from sale of common stock	982,385	-
Proceeds from notes payable	19,565,983	194,611
Notes payables cost	(485,000)	-
Payments on notes payable	(2,041,514)	(2,064,455)
Payments on capital lease	(187,116)	(162,803)
Purchase of treasury stock	-	(37,175)
Net cash provided by (used in) financing activities	17,834,738	(2,069,822)

Net increase (decrease) in cash and cash equivalents	9,420,023	(1,483,254)
Cash and cash equivalents, beginning of period	1,731,364	11,742,489
Cash and cash equivalents, end of period	$11,151,387	$10,259,235

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$175,282	$107,036
Cash paid during the year for income taxes	$52,950	$48,429

Non-cash transactions
Property plant and equipment additions in accrued expenses	$174,277	$1,071,907
Notes payables cost in accrued expenses and accounts payable	$106,065	$-
Note payable settled through restructuring	$22,000,000	$-

Non-GAAP Financial Information:

We use EBITDA and adjusted EBITDA to evaluate, assess and benchmark our operational results. We believe that adjusted EBITDA, a non-GAAP financial measure, is a useful measure of operating performance because it excludes items that we do not consider indicative of our core performance. Non-GAAP measures should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies. EBITDA and adjusted EBITDA exclude some, but not all items that affect net income and operating income.

EBITDA is defined as net loss with adjustments for depreciation and amortization, gain on sale of trading securities, interest expense, income tax provision, and other expense. Adjusted EBITDA used by the Company is defined as EBITDA plus adjustments for other income (expense)-net, and non-cash stock-based compensation expense.

ECO-STIM ENERGY SOLUTIONS, INC.

RECONCILIATION NET LOSS TO EBITDA AND ADJUSTED EBITDA

The following table presents a reconciliation of adjusted EBITDA to net loss, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three Months Ended March 31,
	2017	2016
Net loss	$(5,029,025)	$(4,864,287)

Depreciation and amortization	1,341,792	904,230
Interest income	(39,870)	(163,590)
Interest expense	1,590,458	1,194,711
Provision for income taxes	(633,260)	72,236
Foreign exchange	(60,322)	660,947
Other expenses	8,440	51,811
Stock based compensation	128,172	220,156

Adjusted EBITDA	$(2,693,615)	$(1,923,786)